Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the reference to our firm under the caption “Experts” in the Registration Statement on Form S-4 and related Joint Proxy Statement/Prospectus of First Midwest Bancorp, Inc. (the “Company”) and Standard Bancshares, Inc. for the registration of shares of First Midwest Bancorp, Inc.’s common stock and to the incorporation by reference therein of our reports dated February 23, 2016, with respect to the consolidated financial statements of the Company, and the effectiveness of internal control over financial reporting of the Company, included in its Annual Report (Form 10-K) for the year ended December 31, 2015, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Chicago, Illinois

September 6, 2016